MODIFICATION AND SETTLEMENT AGREEMENT

This Modification and Settlement Agreement (the "Agreement") is made and entered into as of this 11th day of November 2007 by and among Indigo-Energy, Inc., a Nevada corporation (the "Company"), HUB Energy, LLC, Mid-East Oil Company and Mark Thompson, an individual residing at 255 Airport Road, Indiana, PA 15701 (HUB, Mid-East and Thompson are collectively referred to as the “Advisors” and together with the Company, the “Parties”.)

WHEREAS, the Company previously entered into various agreements with the Advisors, including but not limited to Drilling and Operating Agreement dated July 24, 2006 (the “Original Agreements”) pursuant to which the Company engaged the Advisors to perform certain services on the Company’s behalf with respect to the development of certain oil and gas interests;.

WHEREAS, the Parties have agreed that it is in all of their interests to modify the terms provided under the Original Agreements, including those terms relating to the payment of certain obligations of the Company owed to the Advisors; and

WHEREAS, the Company has offered and the Advisors have agreed to accept modifications to the terms and condition provided in the Original Agreements, subject to the provisions set forth herein.

NOW THERFORE, the Parties hereto agree as follows:

Section 1. Release. Effective upon the execution of this Agreement set forth herein (the “Contract Obligations”), the Advisors hereby release the Company from any liability, except the obligation to make payments as set forth below. It is agreed that upon execution of this Agreement, the Advisors will have no right to any overriding royalty on any new wells subject to §2(c ). Further, the Company, for itself and for its officers, directors, employees, agents and consultants, hereby agrees to release the Advisors, their employees, agents, attorneys, consultants and affiliates, from any liability to the Company or any of its affiliates.

Section 2.  Consideration. As consideration for this release and settlement by the Parties the Parties agrees as follows:

a. Amounts Owed - The Company acknowledges that they are indebted to the Advisors in the amount of $65,000 to Hub Energy, Inc. and $1,037,644.74 to Mid East Oil for Drilling Obligations and $33,039 to Mid-East Oil in Expense Reimbursements (cumulatively the “Old Obligations”); but have the right to certain write-offs with respect to the Old Obligations for work not completed or not satisfactorily performed. The Parties agree that all of the Old Obligations will be satisfied by paying $250,000 to Mid-East plus an additional $33,039 for expenses and $65,000 to HUB (the “Negotiated Payments”). These payments shall be made on the following terms:

All due and payable upon the first occurrence of funds received from the Company by either a Yorkville Advisors SEPA in the amount of two million dollars ($2,000,000) or greater, or general disbursement funds made available from any source in the amount of two million dollars ($2,000,000) or greater but in no case less than ten percent (10%) of the total general disbursement funding received from the Company. Notwithstanding the above, the Negotiated Payments must be made no later than January 5, 2008. In the event that Advisors have not obtained a full settlement with LK Drilling (as set forth in section 2(e) below) and the current litigation has not been withdrawn, the Company shall have the right to make payment directly to LK Drilling in order to procure the release of any liens then outstanding which payment amounts will be deducted from the Negotiated Payments.

b. Additional Payments - The Company acknowledges that it will be obligated to pay the Advisors an additional $18,000 toward the costs of the pipeline and related completion of the Serian SMMP well.

c.  Wells Covered -

1. The Company agrees that upon execution of this Agreement, all of the Company’s right, title and interest in the wells identified on Schedule A hereto will be transferred to the Advisors so that the Company will have no right to any portion of the production related to such wells.

2. The Advisors will give up all right, title and interest, excluding the right to the overriding royalty, on the wells identified on Schedule B. The Advisors will provide positive affirmation that the Company has all right and title to the wells identified on Schedule B as Mid East Oil Wells and will indemnify the Company for any claims of any third party challenging the Company’s title to such wells.

d. Future Obligations - The Advisors hereby waive any right to continue to receive the monthly Operating Fee for the wells identified on Schedule A . With respect to the wells identified on Schedule B which are tended by the Advisors, the Advisors shall be entitled to a tending fee equal to the lesser of $300 or the Company’s monthly net revenue interest in such wells. Any costs other than the tending fee must be pre-approved in writing by Indigo. The Parties further agree that the Advisors shall have no right to any future overriding royalty on any wells owned by the Company, except that in the event that the Company enters into an agreement to develop wells in Pennsylvania, Kentucky or West Virginia and to utilize TAPO Energy, LLC, Dannic Energy Corp, P&J Resources Inc. or Mid-East Oil Company as drillers (“Protected Wells”) the Advisors shall be entitled to a continuing overriding royalty equal to one-sixteenth (1/16) of all gross revenues from all gas produced, saved and marketed from any Protected Wells for the life of such wells. The Advisors acknowledge that they shall have no right to any additional equity securities of the Company. For clarification purposes, the Advisors shall be entitled to retain the ten million shares of common stock previously issued which but shall have no right to any additional shares of common stock, preferred stock or options to purchase common stock.

e. Satisfaction of Drilling Obligations and Clear Title and Interst. - The Advisors agree to make any payments necessary to obtain a full settlement from LK Drilling by January 12, 2008. The Advisors hereby agree to indemnify the Company from any liability arising from any failure to satisfy the obligations to LK or any of the drillers or subcontractors that Advisors contracted with during the term of the Original Agreement and recognize that such failure could result in significant economic damage to the Company.

Section 3. Successors. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective administrators, representatives, executors, successors and assigns, either by reason of death, incapacity, merger, consolidation, and/or purchase or acquisition of substantially all of the Company's assets or otherwise.

Section 4. Governing Law, Each Party acknowledges that it has been represented by counsel in connection with this Agreement, and has executed the same with knowledge of its consequences. This Agreement is made and entered into under Pennsylvania law and shall be interpreted, enforced and governed under the laws of the laws of the Commonwealth of Pennsylvania without regard to its conflicts of laws principles.

Section 5. Paragraph Headings. The paragraph headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

Section 6. Severability. Should any of the provisions of this Agreement be declared or be determined to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

Section 7. Entire Agreement. Except as provided in the next sentence, this Agreement sets forth the entire agreement between the Parties, and fully supersedes any and all prior agreements or understandings between the Parties pertaining to the subject matter hereof including but not limited to the Original Agreements. Nothwithstanding the foregoing, if the Company defaults in any payments due under this Agreement, or defaults in any other term or provision of this Agreement, the Advisors will be entitled to enforce this Agreement and the Original Agreements, at the sole option of the Advisors.

Section 8. Counterparts. This Agreement may be executed in counterparts. Each counterpart shall be deemed an original, and when taken together with the other signed counterpart, shall constitute one fully executed Agreement.

Section 9. Further Assurances. From and after the date hereof, the parties hereto shall take all actions, including the execution and delivery of all documents, necessary to effectuate the terms hereof.

Section 10, Survival. All obligations of the Parties as set forth herein shall survive the execution and delivery hereof.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be entered into as of the date first written above.

THE COMPANY:

INDIGO-ENERGY, INC.

___________________
By:
Title:
Date:

HUB-ENERGY, LLC

_____________________
By:
Title:
Date:

MID-EAST OIL COMPANY

_______________________
By:
Title:
Date:

________________________
Mark Thompson, Individually

Schedule A

To
Modification and Settlement Agreement
Mid East

Mid East Oil Wells:

1. Scot #2
2. Coastal Timberlands #1
3. Conrad #3
4. Crown Crest #1

Schedule B

To
Modification and Settlement Agreement
Mid East

Tapo Energy Company Wells:

1. Suan #1
2. Suan #2
3. Suan #3
4. Hudkins #2
5. Hudkins #3

Dannic Energy Wells:

1. Grape #1
2. Grape #3
3. Grape #4
4. Magagnotti #1
5. Magagnotti #2

P&J Resources Wells

1. Darrell Keith #1
2. Thomas Keith #1
3. Don Cecil #1
4. John Montgomery #1
5. John Montgomery #2

Mid East Oil Wells:

1. RD Caddick #3
2. DL Dominic #4
3. Serian SMMB #1
4. McCune #2
5. Harris #2